Etsy, Inc. Reports Second Quarter 2021 Results
Reports 13% increase in Consolidated Year-Over-Year GMS Growth and 23% Year-Over-Year Revenue Growth
Brooklyn, NY - August 4, 2021 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its second quarter ended June 30, 2021, including the following highlights:
•Consolidated GMS was $3.0 billion, up 13.1% year-over-year; while Etsy marketplace GMS was $2.8 billion, up 14.2% year-over-year.
◦GMS per active buyer for the Etsy marketplace on a trailing twelve month basis grew 22% year-over-year.
◦The Etsy marketplace acquired approximately 11.9 million new and reactivated buyers who haven’t purchased in a year or more. While the growth in new buyers decelerated year-over-year as anticipated, we added approximately 8 million new buyers in the quarter - nearly double the number of new buyers acquired in the second quarter of 2019. Habitual buyers, those with 6 or more purchase days and $200 or more in spend in the trailing twelve months, grew 115% year-over-year, continuing to be our fastest growing buyer segment.
◦GMS from paid channels was 19% of overall GMS, decreasing 200 basis points compared to the second quarter of 2020.
•Consolidated revenue was $528.9 million, up 23.4% versus the second quarter of 2020, with a take rate (i.e., Consolidated revenue divided by Consolidated GMS) of 17.4%.
•Net income was $98.3 million, up 1.9% year-over-year, with diluted earnings per share of $0.68.
•Non-GAAP Adjusted EBITDA was $139.5 million, with Non-GAAP Adjusted EBITDA margin (i.e., Non-GAAP Adjusted EBITDA divided by Consolidated revenue) of 26%, down 900 basis points compared to the second quarter of 2020, as the Company invested in the business.
•We ended the second quarter with $2.5 billion in cash, cash equivalents, and short-term investments. In early July Etsy completed the acquisitions of Depop and Elo7 for $1.625 billion and $217 million, respectively, both consisting primarily of cash.

“Etsy’s second quarter 2021 performance is quite remarkable when viewed in context of how dramatically the world changed during the year-ago period,” said Josh Silverman, Etsy, Inc. CEO. "It is deeply gratifying to me and our entire team that we are able to report strong year-over-year growth, with GMS and revenue up approximately 13% and 23% respectively. In fact, excluding facemasks, which were an important driver of the prior year period, second quarter GMS for the Etsy marketplace increased 31%. We’re demonstrating just how many purchase occasions Etsy sellers can meet in truly delightful ways, attracting millions of new buyers and engaging our customers more than ever before. We’re seeing measurable results from deepened investments in our 'Right to Win' strategy, which provides a clear roadmap for product and marketing investments to make it easier to shop on Etsy, build top of mind awareness, and solidify buyer trust.”

“In the second quarter we also announced two strategic acquisitions, both completed in July,” continued Mr. Silverman. “Depop and Elo7 further extend our total available market opportunities in resale, a large and fast growing apparel segment, and in Brazil, Latin America’s largest e-commerce market. In addition to driving growth in our core Etsy.com marketplace, we are now focusing on integrating these exciting businesses into our ‘House of Brands.’”

Second Quarter 2021 Financial Summary
(in thousands, except percentages; unaudited)
The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended June 30,		% Growth (Decline) Y/Y		Six Months Ended June 30,		% Growth (Decline) Y/Y
	2021	2020			2021	2020
GMS	$3,041,490	$2,688,783	13.1%		$6,184,662	$4,042,074	53.0%
Revenue	$528,900	$428,737	23.4%		$1,079,546	$656,792	64.4%
Marketplace revenue	$395,463	$332,031	19.1%		$809,105	$487,952	65.8%
Services revenue	$133,437	$96,706	38.0%		$270,441	$168,840	60.2%
Gross profit	$379,931	$317,356	19.7%		$787,660	$462,995	70.1%
Operating expenses	$290,826	$198,216	46.7%		$547,918	$318,490	72.0%
Net income	$98,254	$96,425	1.9%		$242,020	$108,947	122.1%
Adjusted EBITDA (Non-GAAP)	$139,474	$150,628	(7.4)%		$323,542	$205,684	57.3%
Adjusted EBITDA margin (Non-GAAP)	26%	35%	(900)	bps	30%	31%	(100)	bps

Active sellers	5,233	3,140	66.7%		5,233	3,140	66.7%
Active buyers	90,490	60,274	50.1%		90,490	60,274	50.1%
Percent mobile GMS	63%	61%	200	bps	63%	60%	300	bps
Percent international GMS	41%	32%	900	bps	41%	33%	800	bps
For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

“Underlying growth and buyer cohort trends in our core Etsy marketplace remain encouraging as the world reopens and consumer spending patterns shift,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “For example, despite a decline in new buyer growth, which we anticipated as we emerge from the pandemic, in the second quarter we still added 8 million new buyers to the Etsy marketplace - nearly double the number of new buyers acquired in the second quarter of 2019. Furthermore, GMS per active buyer on a trailing twelve month basis was up 22% as compared to the second quarter of 2020, another record high for this important metric. We’re also leveraging our strong financial position to invest in people, product, marketing, and infrastructure to support future growth. We believe our capital light business model will enable us to make these investments while continuing to deliver healthy levels of adjusted EBITDA.”

Second Quarter 2021 Operating Highlights
Select highlights of our second quarter operating performance and business initiatives are outlined below:

Product: Our primary focus in 2021 is to improve customer experiences across the Etsy marketplace to engage and retain the millions of buyers that we acquired over the past year. These are just a few of our initiatives during the second quarter, aligned with our Right to Win strategy, that are focused on driving frequency and engagement.

•We continued to improve our search capabilities by leveraging the engagement of buyers and sellers and the vast amount of data on our platform to create “XWalk,” a large-scale, real-time graph retrieval engine that provides more relevant search results and narrows the semantic gap- boosting conversion and repeat purchase rate for buyers.
•We made additional progress in the discovery experience, further unlocking the value of our sellers’ unique collection of items by redesigning our home and landing pages using machine learning, personalization, and recommendations in a way that made content more engaging and compelling to buyers.
•We improved our ranking capabilities for Etsy Ads with refined algorithms and new machine learning based models designed to expand seller returns, provide more relevant inventory for buyers, and increase click through rates and revenue for Etsy.
•We created a new seller program that defines what success looks like, by celebrating and rewarding our top-rated sellers, defining standards, and giving them motivation, support, and agency to improve their Etsy businesses. This “Star Seller” program was officially introduced to our seller community on July 28, 2021.
•Internationally, we introduced “local pricing,” which is a way for sellers to set a specific price for the origin country of their listing, allowing a seller to more efficiently incorporate the cost of shipping into the item price, and enabling pricing strategies that can help a seller grow both domestic and export sales.

Marketing: We significantly increased our investments in marketing and continued to optimize spend across all channels. Upper funnel marketing spend, including television and digital video, was 23% of our overall marketing spend, or approximately $35 million in the second quarter.

•In television and digital video, we rolled out new TV campaigns in the United States, United Kingdom, and Germany. Campaigns feature localized creative designed for the growth opportunity identified in each market. “Why Buy Boring?” aims to make Etsy top-of-mind among consumers in the United States and the United Kingdom, and “Etsy Has It” is designed to drive brand awareness in Germany.
◦These campaigns continued to drive meaningful improvement in Etsy brand metrics such as prompted and unprompted awareness, an acceleration in Etsy App downloads, and we believe contributed to an uptick in new shop openings in all three geographies.
•We further adopted organic social strategies which are showing strong traction and increased buyer engagement including: user generated content and seller videos, as well as creator collaborations focused on supporting independent makers from under-represented communities. To date, we’ve seen our influencer collections deliver above average order value and strong awareness, engagement, and frequency.
•We redesigned our marketing emails to feature more accessible and responsive designs, and created new campaigns that utilized our improved CRM capabilities and App Push notifications to promote flash sales, remind buyers of favorite shops, and send updates to lapsed Etsy app users.
•We launched Etsy coupons, a highly targeted approach to driving engagement among select buyers. These are Etsy-funded promotions that buyers can redeem when purchasing any item from a shop using Etsy Payments.

Impact Pillars: We continued to make progress on our Impact strategy that reflects the positive economic, social, and ecological impact we want to have on the world while advancing and complementing our business strategy. Here are some highlights:

•In connection with our goal to be Net Zero by 2030, we introduced a “Shop Local” signal, a conversion-boosting initiative that provides buyers with faster delivery times while reducing shipping emissions.
•We continue to highlight underrepresented communities on our marketplace. For example, during the quarter we launched our first-ever marketing campaign highlighting our Etsy.com community of Asian American Pacific Islander sellers. In addition, we supported our Etsy.com LGBTQIA+ community in a campaign that saw high buyer engagement and drove an average of $1,800 in GMS per featured seller.
•Etsy was ranked number 20 on the 2021 Purpose Power Index of Most Purposeful Brands. Survey respondents considered companies to have an honest intention to improve the lives of people and their communities while staying committed to changing the world for the better for all of its stakeholders.
•To support India’s most vulnerable communities during the COVID-19 wave that has had a devastating impact, Etsy provided direct support to organizations delivering much needed aid.
•In February 2021 we launched a program that allows buyers in the U.S. to round up their order total to the nearest dollar and donate the difference to nonprofits that work to dismantle barriers to creative entrepreneurship. To date this program has collected over 3 million donations, well on our way to achieving our 2021 goal to raise $2 million.

Reverb is focused on these four areas in 2021- increased personalization, selling more new gear, international growth, and improving the customer experience, with the following second quarter highlights:

•We launched a premium advertising product to drive awareness and purchase intent by integrating relevant promoted content in the core buyer experiences. This product makes it easier for gear manufacturers to promote their inventory directly to a large, targeted set of buyers on Reverb.
•We launched personalized recommendations and expanded the rollout of “Gear Collections,” which now includes over 175,000 items from players across Reverb. This capability not only helps us learn more about buyers and personalize their experience, it also helps players understand how much their gear is worth and consider selling it.
•We formed a new international product team and delivered our first global-specific feature enhancements.

Financial Guidance and Outlook
Given the continued uncertainty of future macroeconomic conditions as a result of the ongoing COVID-19 pandemic, Etsy is not issuing guidance for the full year 2021 and will continue providing guidance on a quarterly basis until otherwise stated. Below is Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA margin for the third quarter of 2021, and some additional guidance for how Etsy’s recent acquisitions of Depop and Elo7 have impacted its third quarter outlook.

GMS:         $2.9B to $3.0B; with ~12.5% year-over- year growth at the midpoint
Etsy.com standalone business: mid-single digit growth; mid-teens growth excluding facemasks

Revenue:        $500M to $525M; with ~13.5% year-over-year growth at the midpoint
Consolidated: take rate ~17.4% consolidated (includes Depop + Elo7)
Take rate excluding recent acquisitions ~17.7%

Adjusted EBITDA
margin:        Consolidated: ~25% (includes Depop + Elo7)
Excluding recent acquisitions ~28%

Mr. Silverman commented, “Through all of the changes the world has experienced during the last year, Etsy has demonstrated the relevance of our marketplaces, the dynamism of our business model and the ambition and determination of our team. Our guidance for the third quarter for the core Etsy marketplace anticipates mid-single digit GMS growth and mid-teens growth in GMS excluding facemasks. These growth levels continue to represent strength in the business and our ability to attract and engage buyers as we compare to the above e-commerce sector growth Etsy reported last year. And, we couldn’t be more excited to now operate four highly differentiated, non-commoditized, and loved e-commerce brands, which we believe all share similar levers of growth to unlock value. While Reverb, Depop, and Elo7 all represent small pieces of our overall company today, we anticipate they will expand our TAM, provide new avenues for growth, and further deepen Etsy Inc.’s differentiation compared to the many commoditized places there are to shop. We’re keeping our eye on the prize - investing for the long term in our tremendous market opportunity while delivering top line growth and driving strong levels of profitability.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.

About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com
Gabriel Ratcliff, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the third quarter of 2021 and key drivers thereof; the uncertain impact that the COVID-19 pandemic or its abatement may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows, on changes in overall levels of consumer spending, on e-commerce generally and on volatility in the global economy; the impact of our strategy, marketing and product initiatives on our business and operating results; our ability to attract, engage, and retain buyers and sellers; our future investments; our intended environmental, social, and ecological impacts; the size of and our ability to capitalize on our large market opportunity; our ability to successfully integrate Depop and Elo7 and the anticipated impact of sharing expertise across Etsy’s “House of Brands”; and the potential impact of our acquisition of Depop and Elo7 on our market opportunity and on Etsy’s future consolidated financial results. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “target,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to continue our rapid growth; (2) risks related to the ongoing COVID-19 pandemic, which continues to impact our business and results of operations in numerous ways that remain volatile and unpredictable, and risks related to the pandemic’s abatement and the return to pre-COVID consumer shopping behavior; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain an active and engaged community of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our community; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) our ability to successfully integrate the Depop and Elo7 acquisitions and execute on our “House of Brands” operating model; (17) acquisitions that may prove unsuccessful or divert management attention; and (18) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and subsequent reports that we file with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,053,882	$1,244,099
Short-term investments	430,727	425,119
Accounts receivable, net	20,283	22,605
Prepaid and other current assets	49,693	56,152
Funds receivable and seller accounts	136,395	146,806
Total current assets	2,690,980	1,894,781
Restricted cash	5,341	5,341
Property and equipment, net	105,814	112,495
Goodwill	140,045	140,810
Intangible assets, net	178,854	187,449
Deferred tax assets	46,106	115
Long-term investments	102,801	39,094
Other assets	20,475	24,404
Total assets	$3,290,416	$2,404,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,752	$40,883
Accrued expenses	209,823	232,352
Finance lease obligations—current	8,691	8,537
Funds payable and amounts due to sellers	136,395	146,806
Deferred revenue	12,312	11,264
Other current liabilities	13,027	14,822
Total current liabilities	407,000	454,664
Finance lease obligations—net of current portion	40,969	44,979
Deferred tax liabilities	33	58,481
Long-term debt, net	2,273,331	1,062,299
Other liabilities	38,330	41,642
Total liabilities	2,759,663	1,662,065
Total stockholders’ equity	530,753	742,424
Total liabilities and stockholders’ equity	$3,290,416	$2,404,489

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$528,900	$428,737	$1,079,546	$656,792
Cost of revenue	148,969	111,381	291,886	193,797
Gross profit	379,931	317,356	787,660	462,995
Operating expenses:
Marketing	167,474	114,707	318,678	163,212
Product development	61,753	45,233	115,459	83,015
General and administrative	61,599	38,276	113,781	72,263
Total operating expenses	290,826	198,216	547,918	318,490
Income from operations	89,105	119,140	239,742	144,505
Other (expense) income, net	(3,351)	(6,824)	3,740	(22,496)
Income before income taxes	85,754	112,316	243,482	122,009
Benefit (provision) for income taxes	12,500	(15,891)	(1,462)	(13,062)
Net income	$98,254	$96,425	$242,020	$108,947
Net income per share attributable to common stockholders:
Basic	$0.77	$0.81	$1.91	$0.92
Diluted	$0.68	$0.75	$1.68	$0.88
Weighted-average common shares outstanding:
Basic	126,977,990	118,865,885	126,659,372	118,483,712
Diluted	144,867,491	134,408,041	144,857,500	133,238,316

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$242,020	$108,947
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	47,791	30,536
Depreciation and amortization expense	26,065	29,334
Provision for expected credit losses	9,890	5,904
Foreign exchange (gain) loss	(3,306)	10,394
Non-cash interest expense	613	17,026
Deferred (benefit) provision for income taxes	(21,128)	7,389
Other non-cash expense, net	2,280	1,845
Changes in operating assets and liabilities	(34,063)	38,720
Net cash provided by operating activities	270,162	250,095
Cash flows from investing activities
Purchases of property and equipment	(1,917)	(209)
Development of internal-use software	(7,084)	(2,043)
Purchases of marketable securities	(268,972)	(181,198)
Sales and maturities of marketable securities	197,770	206,182
Net cash (used in) provided by investing activities	(80,203)	22,732
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(56,493)	(10,551)
Repurchase of stock	(180,000)	(24,992)
Proceeds from exercise of stock options	8,037	12,177
Proceeds from issuance of convertible senior notes	1,000,000	—
Payment of debt issuance costs	(12,566)	(14)
Purchase of capped calls	(85,000)	—
Settlement of convertible senior notes	(43,853)	—
Payments on finance lease obligations	(4,887)	(4,927)
Other financing, net	72	(10,196)
Net cash provided by (used in) financing activities	625,310	(38,503)
Effect of exchange rate changes on cash	(5,486)	(93)
Net increase in cash, cash equivalents, and restricted cash	809,783	234,231
Cash, cash equivalents, and restricted cash at beginning of period	1,249,440	448,634
Cash, cash equivalents, and restricted cash at end of period	$2,059,223	$682,865

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
June 30, 2021	13.1%	10.2%	2.9%	53.0%	49.5%	3.5%
March 31, 2021	132.3%	127.5%	4.8%	132.3%	127.5%	4.8%
December 31, 2020	117.7%	115.2%	2.5%	106.7%	105.7%	1.0%
September 30, 2020	119.4%	117.4%	2.0%	101.1%	100.9%	0.2%
June 30, 2020	145.6%	146.7%	(1.1)%	90.8%	91.6%	(0.8)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); and acquisition-related expenses. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure. With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, stock-based compensation expense, foreign exchange loss (gain) and acquisition-related and other non-recurring expenses which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);
•Adjusted EBITDA does not reflect acquisition-related expenses; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$98,254	$96,425	$242,020	$108,947
Excluding:
Interest and other non-operating expense, net (1)	1,079	8,294	1,785	14,648
(Benefit) provision for income taxes	(12,500)	15,891	1,462	13,062
Depreciation and amortization	12,985	14,171	26,065	29,334
Stock-based compensation expense	27,440	16,725	47,791	30,536
Foreign exchange loss (gain) (2)	2,272	(1,470)	(5,525)	7,848
Acquisition-related expenses (3)	9,944	592	9,944	1,309
Adjusted EBITDA	$139,474	$150,628	$323,542	$205,684
Divided by:
Revenue	$528,900	$428,737	$1,079,546	$656,792
Adjusted EBITDA margin	26%	35%	30%	31%
(1)Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, August 2020, and June 2021. The adoption of Accounting Standards Update 2020-06 in the first quarter of 2021 resulted in a decrease in non-cash interest expense related to our convertible debt offerings as there was no amortization of the debt discount due to its derecognition.
(2)Foreign exchange loss (gain) is primarily driven by the change in U.S. dollar, Euro, Pound Sterling, and Canadian dollar exchange rates on our intercompany and other non-functional currency cash balances.
(3)Acquisition-related expenses for the three and six months ended June 30, 2021 related to our acquisitions of Depop and Elo7, while acquisition-related expenses for the three and six months ended June 30, 2020 related to our acquisition of Reverb.